Exhibit 8.1

[White & Case LLP Letterhead]

[•], 2023

JBS B.V.

Stroombaan 16, 5th Floor

1181 VX, Amstelveen, Netherlands

Ladies and Gentlemen:

We have acted as United States tax counsel to JBS B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“JBS B.V.”), in connection with the transactions contemplated by the Registration Statement on Form F-4 of JBS B.V. [(File No. [•])], (as amended or supplemented through the date hereof, the “Registration Statement”) and the agreement, dated as of [•], 2023 (the “Agreement”), by and among J&F Investimentos S.A., a Brazilian corporation (sociedade por ações), Fundo de Investimento em Participações Multiestratégia Formosa, a Brazilian investment fund, JBS B.V., J&F Investments Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, and JBS Participações Societárias S.A., a Brazilian corporation (sociedade por ações), pursuant to which certain steps of the Restructuring will occur. Capitalized terms used but not defined herein have the meaning given to such terms in the Registration Statement or the Agreement, as applicable.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed necessary or appropriate and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed, without independent verification or investigation, (i) the authenticity and accuracy of all documents reviewed by us (including the conformity to original documents of all documents submitted to us as email, fax or photostatic copies and the authenticity of such original documents), (ii) that the signatures on all documents examined by us are genuine and have been duly authorized, and such documents reflect all material terms of the agreement between the parties to such documents, (iii) that the parties to such documents have complied and will comply with the terms thereof, and that such documents are enforceable in accordance with their respective terms, (iv) that such documents have been duly authorized by, have been duly executed and delivered by, and constitute (to the extent containing contractual or other obligations) legal, valid, binding and enforceable obligations of, all parties to such documents, (v) all of the parties to such documents are duly organized, validly existing, and have power and authority (corporate, partnership, or other) to execute, deliver, and perform the obligations in such documents, (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms, (vii) in the case of any statement or representation in such documents relating to the existence of any plan, intention, understanding or agreement, that there was in fact an actual intention to execute such plan, intention, understanding or agreement, as the case may be, (viii) in the case of any statement or representation in such documents relating to the absence of any plan, intention, understanding or agreement, that there was in fact no actual intention to execute such plan, intention, understanding or agreement, as the case may be, and (ix) in the case of any statement or representation in such documents that is made “to the knowledge of” or “to the best knowledge of” any person or that is similarly qualified, such statement or representation is true, complete and correct without any such qualification (such clauses (i) through (ix) to be referenced herein as the “Opinion Assumptions”). In rendering our opinion we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is provided solely pursuant to the Registration Statement and is not to be relied upon for any other purpose. This opinion letter is rendered in accordance with the requirements of Item 601(b)(8) of Regulation S–K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, any prospectus filed pursuant to Rule 424(b) with respect thereto, other than as expressly stated herein.

The opinion set forth below is based upon the Internal Revenue Code of 1986, as amended, the U.S. Treasury Regulations promulgated thereunder, administrative rulings, judicial decisions, and other applicable authorities, all as available and in effect on the date hereof. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and any such change could apply retroactively. There can be no assurance that positions contrary to those stated in our opinion will not be asserted by the Internal Revenue Service (“IRS”) and (as customary in transactions of this type) no rulings will be obtained from the IRS regarding the U.S. federal income tax consequences of the Restructuring or otherwise in connection with the transactions effected pursuant to the Agreement (and any other documents or agreements executed in connection with the transactions contemplated thereunder). The opinions expressed above are as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

Based upon and subject to the foregoing, including the accuracy of the Opinion Assumptions, and subject to the qualifications, assumptions and limitations contained therein, the statements in the Registration Statement set forth in the second paragraph under the caption “Taxation—Material U.S. Federal Income Tax Consequences—Consequences of the Proposed Transaction—Consequences of the Merger of Shares and Redemption” to the extent that they constitute descriptions or summaries of U.S. federal income tax law or legal conclusions with respect thereto, are accurate in all material respects.

The opinion expressed above is limited to questions arising under the federal laws of the United States. We do not express any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

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